Exhibit 99

Sterling Bancorp Announces Retirement of Gary Judd; Current President, COO and CFO Tom Lopp Named Successor

Steve Huber Promoted to Chief Financial Officer and Treasurer

Southfield, Michigan, October 17, 2019 — Sterling Bancorp, Inc. (NASDAQ: SBT) (“Sterling” or the “Company”), the holding company of Sterling Bank and Trust, F.S.B., (the “Bank”) today announced that Chairman and CEO Gary Judd will retire after over eleven years of service with the Company.  Sterling’s Board of Directors has appointed Tom Lopp, the Company’s current President, Chief Operating Officer and Chief Financial Officer, to succeed Judd as CEO and Chairman of the Board. The Company also announced that Steve Huber, in addition to his current role as Chief Financial Officer of the Bank, will be promoted to Chief Financial Officer and Treasurer of Sterling. The transitions will be effective on November 30, 2019.

“It has been a privilege to work with such a great group of people during my time with the Company and I am proud of what we have accomplished together,” said Gary Judd. “Our success has been built on our commitment to strong customer relationships, a suite of niche loan products, a strong credit culture, and very efficient back-office operations. I am pleased to be handing over leadership to Tom Lopp, a colleague and friend with whom I have worked closely for many years and who I’m confident will capably lead the Company to its best years ahead.”

The Board of Directors Compensation Committee Chairman, Lyle Wolberg, remarked, “On behalf of Sterling and our Board of Directors, I want to thank Gary for his vision and leadership, which took the Company from $678 million in assets and ten branches, primarily in the San Francisco Bay Area in 2008, to over $3 billion in assets and 30 branches in four major markets across four states today. We wish Gary the best in his retirement and value his continued friendship and support for years to come.”

“We also want to welcome Tom in his new roles with the Company. The Board has had this leadership succession plan in place for a number of years and is confident that Tom is the right choice to lead the Company into its next period of growth. His deep industry experience and many years of leadership at Sterling will enable us to continue to deliver exceptional customer service and industry-leading financial returns for our shareholders,” concluded Wolberg.

Tom Lopp stated “It has been an honor to work with Gary for the past eleven plus years and to benefit from his extensive banking experience. Gary has been a source of great guidance and mentorship and I wish to thank him and wish him well in his retirement. I’m equally honored to be chosen by the Board as Sterling’s next CEO and Chairman and will work hard to build on Gary’s legacy. I’m excited to take the helm of this great Company and am deeply committed to carrying forward our Bank’s pattern of growth and expansion while safeguarding the trust and confidence of our customers and shareholders.”

Commenting on Steve Huber’s promotion, Lopp continued, “Steve Huber is an outstanding CFO for our Bank and the obvious choice to assume the additional roles of CFO and Treasurer for Sterling. We appreciate his contributions since joining Sterling 24 years ago and we look forward to many more to come.”

About Tom Lopp

Tom Lopp was elected President in December 2016 and has served as Chief Operating Officer since September 2009 and as Chief Financial Officer and Treasurer since 2002. He has served the Company since 1997. In 2015, he assumed additional responsibility as the executive in charge of the Bank’s Southern California expansion. Prior to serving as Chief Financial Officer and Treasurer, he served as the Director of the Consumer Loan Division from 2000 to 2002 and the Divisional Controller from 1997 to 2000. Prior to joining the Company in 1997, he served as a senior financial analyst at First of America Bank Corporation, credit card product manager at NBD Bank, N.A., and credit card portfolio analyst for Security Bancorp, Inc., later acquired by First of America Bank Corporation.

About Steve Huber

Steve Huber has served as the Chief Financial Officer of Sterling Bank & Trust, F.S.B. since 2017 and has been with the Company since 1995.  He has also served as Vice President from 2015 and Administrative Officer of Accounting and Servicing from 2015 to 2017.  Prior to serving as the Administrative Officer of Accounting and Servicing, he served as the Corporate Controller from 2006 to 2015 and the Mortgage Divisional Controller from 1995 to 2006.  Prior to joining the Company, he served in Special Loan Analyst and Mortgage Accounting positions at Source One Mortgage Services Corporation and Independence One Mortgage/Michigan National Bank (later acquired by Norwest Mortgage), respectively.

About Sterling Bancorp, Inc.

Sterling Bancorp, Inc. is a unitary thrift holding company. Its wholly owned subsidiary, Sterling Bank and Trust, F.S.B., has primary branch operations in San Francisco and Los Angeles, California, New York City and Bellevue, Washington. Sterling offers a broad range of loan products to the residential and commercial markets, as well as retail and business banking services. Sterling also has an operations center and a branch in Southfield, Michigan. Sterling was named as the top performing community bank in the United States with total assets between $3 billion and $10 billion in 2018 by S&P Global Market Intelligence for the second year in a row (in 2017 the asset range was $1 billion to $10 billion). For additional information, please visit the Company’s website at www.sterlingbank.com.

Forward-Looking Statements

Readers should note that in addition to the historical information contained herein, this press release includes “forward-looking statements,” within the meaning of the federal securities laws, including but not limited to statements about the Company’s expected loan production, operating expenses and future earnings levels. These statements are subject to many risks and uncertainties, including changes in interest rates and other general economic, business and political conditions, including changes in the financial markets; changes in business plans as circumstances warrant; and other risks detailed from time to time in filings made by the Company with the Securities and Exchange Commission. Readers should note that the forward-looking statements included in this press release are not a guarantee of future events, and that actual events may differ materially from those made in or suggested by the forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “will,” “propose,” “may,” “plan,” “seek,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue,” or similar terminology. Any forward-looking statements presented herein are made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking statements to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

Contacts:

Financial Profiles

Larry Clark

310-622-8223

Kristen Papke

310-622-8225

SBT@finprofiles.com